EX 99.1

February 19, 2014

First Commonwealth Announces Additional Share Repurchase Program

Indiana, P.A. - February 19, 2014 - First Commonwealth Financial Corporation (NYSE: FCF) today announced that its Board of Directors has authorized a new $25 million share repurchase program of the company’s common stock. First Commonwealth completed its previously authorized share repurchase programs in January 2014, repurchasing 10,810,119 shares of its common stock at a weighted average price of $6.97 per share.

Under this program, management is authorized to repurchase shares through Rule 10b5-1 plans, open market purchases, privately negotiated transactions, block purchases or otherwise in a manner that is intended to comply with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934. First Commonwealth may suspend or discontinue the program at any time.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.2 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 110 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This press release may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact First Commonwealth Financial Corporation’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions; changes in interest rates, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental and regulatory factors affecting First Commonwealth’s operations, pricing, products and services.